Exhibit 11

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated February 7, 2022, for the financial statements of American Stories Entertainment, Inc. for the fiscal years ended December 31, 2020 and December 31, 2021; our report dated May 6, 2023 for the fiscal years ended December 31, 2021 and December 31, 2022; and our review dated October 25, 2023 for the period from January 1, 2023 to June 30, 2023; all of which are included herein on the SEC Regulation A+ Offering Statement of American Stories Entertainment, Inc. on Form 1-A POS.

/s/ Audits LLC

AUDITS LLC

Nashua, New Hampshire

October 25, 2023